EXHIBIT 5.1

                                  September 26, 2011

Euroseas Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece
Re:  Euroseas Ltd.

Ladies and Gentlemen:

We have acted as counsel to Euroseas Ltd. (the "Company") in connection with the Company's Registration Statement on Form F-3 (File No. 333-            ) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on September 26, 2011, as thereafter amended or supplemented, with respect to the public offering by the Company (the "Offering") of up to an aggregate of $400,000,000 of securities which may include common shares ("Common Shares"), preferred shares ("Preferred Shares"), debt securities ("Debt Securities"), which may be guaranteed by guarantees issued by one or more of the Company's subsidiaries ("Guarantees"), warrants ("Warrants"), purchase contracts ("Purchase Contracts") and units ("Units" and, together with the Common Shares, the Preferred Shares, the Debt Securities, the Guarantees, the Warrants and the Purchase Contracts, the "Primary Securities") and 11,249,677 common shares of the Company, par value $0.03 per share, by the selling shareholders, Friends Investment Company Inc. and Eurobulk Marine Holdings, Inc. (the "Secondary Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the form of indenture to be entered into by the Company (filed as Exhibit 4.6 to the Registration Statement) (the "Senior Indenture"), (iv) the form of subordinated indenture to be entered into by the Company (filed as Exhibit 4.7 to the Registration Statement) (the "Subordinated Indenture" and, collectively with the Senior Indenture, the "Indentures"), and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1. Under the laws of the Republic of the Marshall Islands, the Primary Securities have been duly authorized, and when the Primary Securities, other than Debt Securities, the Guarantees and the Warrants, are issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.

2. Under the laws of the Republic of the Marshall Islands, the Primary Securities consisting of Common Shares and Preferred Shares issuable under the terms of an indenture, Warrants, Purchase Contracts and as part of Units, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.

3. Under the laws of the State of New York, the Debt Securities, when issued for value and delivered in accordance with the applicable indenture, and upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will constitute legal, valid and binding obligations of the Company in accordance with their terms.

4. Under the laws of the State of New York, the Warrants, when issued pursuant to a validly executed warrant agreement substantially similar to the Form of Warrant Agreement, will constitute the legal, valid and binding obligations of the Company in accordance with the terms of such warrant agreement.

5. Under the laws of the State of New York, the Guarantees, when issued as contemplated in the Prospectus or any supplement thereto, will be valid and binding obligations of the issuing Subsidiaries in accordance with their terms.

6. Under the laws of the Republic of the Marshall Islands, the Secondary Securities have been duly authorized, and are validly issued, fully paid and non-assessable.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

    Very truly yours,

    /s/ Seward & Kissel LLP